Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Manager and the Member of

CCO Holdings, LLC:

We consent to the use of our report dated June 3, 2016, with respect to the consolidated balance sheets of CCO Holdings, LLC and subsidiaries (the Company) as of December 31, 2015 and 2014, and the related consolidated statements of operations, comprehensive income (loss), changes in member’s equity, and cash flows for each of the years in the three-year period ended December 31, 2015, incorporated herein by reference, and to the references to our firm under the headings “Experts” and “Selected Historical Consolidated Financial Data” in the registration statement.

Our report dated June 3, 2016 contains an explanatory paragraph that states the Company has changed its method of accounting for the presentation of debt issuance costs for the December 31, 2015 and 2014 consolidated financial statements due to the adoption of ASU No. 2015-03, Simplifying the Presentation of Debt Issuance Costs, and has changed is method of accounting for the presentation of deferred tax liabilities and tax assets for the December 31, 2015 and 2014 consolidated financial statements due to the adoption of ASU No. 2015-17, Balance Sheet Classification of Deferred Taxes.

/s/ KPMG LLP

St. Louis, Missouri

October 5, 2016